Exhibit 99.1

News Release

Investor Contact

Stacy Roughan

Director, Investor Relations

DineEquity, Inc.

818-637-3632

Media Contact

Lucy Neugart

Sard Verbinnen

415-618-8750

DineEquity, Inc. Announces Solid Fourth Quarter 2009 Financial Results

Improved Company Restaurant Operating Margin and Disciplined G&A Management

Drive Cash from Operations Performance of $158 Million; Fiscal 2009

Securitized Debt Retirement at $217 Million

GLENDALE, Calif., March 3, 2010 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced financial results for the fourth quarter ended December 31, 2009.  DineEquity’s financial performance for the fourth quarter and fiscal year 2009 included the following highlights:

•                  Cash flows from operating activities for fiscal 2009 were $157.8 million compared to $110.8 million for fiscal 2008.  The increase of $47.0 million is primarily the result of improvements in the Company’s business performance, inclusive of the positive impact of a 53rd operating week in 2009, as well as positive changes in working capital.

•                  Securitized debt was reduced by $74.3 million during the fourth quarter and by $216.6 million during fiscal 2009 due to the use of free cash flow for opportunistic debt retirement, normal amortization and the sale of seven company-operated Applebee’s restaurants in 2009.

•                  For the fourth quarter 2009, the Company reported a net loss available to common stockholders of $48.2 million, or $2.84 per diluted share, compared to a net loss of $136.9 million, or $8.15 per diluted share, in the fourth quarter 2008.   For fiscal 2009, net income available to common shareholders was $9.2 million, or $0.55 per diluted share, compared to a net loss of $169.2 million, or $10.09 per diluted share, for fiscal 2008.  Fourth quarter and fiscal 2009 and 2008 net income (loss) results were impacted by non-cash impairment charges primarily related to the write down of Applebee’s intangible assets.  Such amounts aggregated to $98.6 million and $170.7 million for the fourth quarters 2009 and 2008, respectively, and $105.1 million and $240.6 million for full year 2009 and 2008, respectively.

•                  Adjusted net income (loss) available to common stockholders (EPS excluding impairment and closure charges, gain on debt repurchases, gain/loss on disposition of assets, amortization of intangibles and non-cash interest expense substantially related to

DineEquity, Inc.
450 North Brand Blvd., 7th floor
Glendale, California 91203-4415
866.995.DINE

the acquisition of Applebee’s) increased to $0.76 for the fourth quarter 2009 compared to $0.37 for the same quarter in 2008.  For fiscal 2009, adjusted EPS increased to $4.06 compared to $2.14 for fiscal 2008.  These improvements were due primarily to higher operating margins at company-operated Applebee’s restaurants, lower interest expense as the result of opportunistic debt retirement, disciplined General & Administrative (G&A) expense management, and the impact of the 53rd week in fiscal year 2009. The 53rd operating week increased pre-tax profitability by $11 million for the fourth quarter and fiscal year 2009.  These improvements were partially offset by lower same-store sales and the sale of 110 Applebee’s company-operated restaurants since 2008.  (See “Non-GAAP Financial Measures” below.)

•                  Free cash flow more than doubled to $133.4 million for fiscal 2009 compared to $61.5 million in 2008.  (See “Non-GAAP Financial Measures” below.)

•                  Operating margins at Applebee’s company-operated restaurants improved 270 basis points to 13.4% for the fourth quarter 2009, and improved 270 basis points to 14.4% for fiscal 2009 compared to the same periods in 2008.  These improvements primarily reflected better management of food and labor costs as Applebee’s continued to enhance the profit performance of its company-operated restaurants despite challenged same-store sales results.

•                  Consolidated G&A expenses decreased 5.0% for the fourth quarter 2009 and 13.0% for fiscal 2009 compared to the same periods in 2008.  These improvements were primarily driven by lower overhead expense as a result of the sale of 110 company-operated Applebee’s restaurants since the second quarter 2008, the integration of Applebee’s and IHOP shared services functions, other cost savings initiatives, lower stock based compensation expense and the elimination of non-recurring transition costs recognized in 2008.

•                  For the fourth quarter 2009, IHOP’s domestic system-wide same-store sales decreased 3.1% and Applebee’s domestic system-wide same-store sales decreased 4.5% compared to the same quarter in 2008.  For fiscal 2009, domestic system-wide same-store sales decreased 0.8% for IHOP and decreased 4.5% for Applebee’s compared to fiscal 2008.

•                  DineEquity’s predominantly franchised Applebee’s and IHOP restaurant systems generated consolidated franchise operations revenue increases of 5.3% for the fourth quarter 2009 and 5.3% for fiscal 2009 compared to the same periods in 2008.  This was primarily due to increases in the number of effective franchise restaurants as the result of franchising Applebee’s company-operated restaurants and IHOP new franchise restaurant development.  Consolidated franchise operations segment profit increased 9.8% for the quarter and 5.0% for fiscal 2009, compared to the same periods in 2008.

•                  Consolidated capital expenditures were $15.4 million for fiscal 2009.

“In an environment where cautious consumer spending continues to impact same-store sales at both Applebee’s and IHOP, we are pleased to have aggressively managed G&A and interest expense which resulted in adjusted earnings growth in both the fourth quarter and full year 2009,” said Julia A. Stewart, DineEquity’s chairman and chief executive officer.  “We remain guardedly optimistic about the U.S. economy and are encouraged by improving same-store sales on a quarter over quarter basis at Applebee’s.  We plan to continue generating significant free cash flow and remain wholly focused on our strategic objectives of aggressively reducing securitized debt levels and differentiating the Applebee’s and IHOP brands for accelerated growth when the economy recovers.”

Same-Store Sales Performance

IHOP’s domestic system-wide same-store sales decreased 3.1% for the fourth quarter 2009 compared to the same quarter in 2008, reflecting a lower average guest check and declines in guest traffic.  For fiscal 2009, IHOP’s domestic system-wide same-store sales decreased 0.8%.  IHOP’s marketing efforts during the quarter included IHOP’s National Football League and Holiday Hotcakes limited-time offers, expanded local restaurant marketing activities around the dinner daypart, and the increased use of coupons system-wide, among other activities.

Applebee’s domestic system-wide same-store sales decreased 4.5% for the fourth quarter 2009 compared to the same quarter in 2008, and decreased 4.5% for fiscal 2009 compared to fiscal 2008.  Same-store sales for Applebee’s domestic franchise restaurants decreased 4.6% for the quarter compared to the same quarter in 2008, and decreased 4.4% for fiscal 2009 compared to fiscal 2008.  Same-store sales for Applebee’s company-operated restaurants decreased 3.9% for the fourth quarter 2009 compared to the same quarter in 2008, and decreased 4.8% for fiscal 2009 compared to fiscal 2008.  The performance of Applebee’s company-operated restaurants for the fourth quarter 2009 reflected declines in guest traffic and a lower average guest check primarily due to unfavorable mix shift which offset a 2.2% increase in effective pricing.  Applebee’s marketing efforts during the quarter included Applebee’s Veteran’s Day event as well as its Two for $20 value offering supported by enhanced marketing activities through its sponsorship of Monday Night Football and partnership with ESPN, among other activities.

Company Operations Improvements

Applebee’s company-operated restaurant operating margin improved 270 basis points to 13.4% for the quarter compared to a 10.7% operating margin in the same quarter in 2008.  Applebee’s improved operating margin performance for the quarter was due primarily to a reduction in hourly labor costs as a result of improved productivity, decreased food and beverage costs primarily due to vendor discounts and rebates, and a 2.2% increase in effective pricing, which was offset by an unfavorable mix shift.  The 53rd operating week improved Applebee’s fourth quarter 2009 margin performance by approximately 110 basis points.

Applebee’s company-operated restaurant operating margin improved 270 basis points to 14.4% for fiscal 2009 compared to 11.7% for fiscal 2008.  Applebee’s improved operating margin performance for the year was favorably impacted by effective pricing increases of 2.7% partially offset by an unfavorable mix shift, improved labor costs primarily due to a reduction in one-time management retention costs, a reduction in hourly labor costs as a result of effective wage rate management and improved productivity, and lower group insurance costs.  Decreased food and beverage costs were also a favorable margin performance factor.  The 53rd operating week improved Applebee’s fiscal 2009 margin performance by approximately 25 basis points.

Debt Management

Securitized debt was reduced by $74.3 million during the fourth quarter 2009 due to debt retirement in the open market and scheduled payments on the Company’s subordinated notes.  Securitized debt was reduced by a total of $216.6 million for fiscal 2009.  The decrease was primarily due to the use of free cash flow for securitized debt retirement in the open market, after-tax proceeds related to the sale of seven company-operated Applebee’s restaurants, and scheduled payments on the Company’s subordinated notes.

As of the end of the fourth quarter 2009, DineEquity remained comfortably in compliance with the debt covenants set forth in the Company’s securitized debt agreements.  The Company’s consolidated leverage ratio was 5.71x compared to a required maximum threshold of 7.0x.  Debt service coverage ratios (DSCR) were 3.31x for IHOP’s securitized debt on a three-month unadjusted basis and 2.60x for the Applebee’s securitized debt on a three-month adjusted basis, both compared to a minimum required threshold of 1.85x.  Applebee’s 12-month adjusted DSCR was 3.07x, compared to a required 2.20x.

DineEquity has provided supplemental information to this news release regarding its compliance with its debt covenants, which may be accessed by visiting the Calls & Presentations section of DineEquity’s Investor Relations Web site at http://investors.dineequity.com and referring to supporting materials for the Company’s fourth quarter 2009 webcast.

Investor Conference Call Today

The Company will host an investor conference call to discuss its fourth quarter and fiscal 2009 financial results and 2010 performance guidance today, Wednesday, March 3, 2010, at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).  To participate on the call, please dial (888) 713-4214 and reference pass code 31206619.  A live webcast of the call will be available on DineEquity’s Web site at www.dineequity.com, and may be accessed by visiting Calls & Presentations under the site’s Investor Information section.  A telephonic replay of the call may be accessed through March 10, 2010 by dialing 888-286-8010 and referencing pass code 26600797.  An online archive of the webcast also will be available on the Investor Information section of DineEquity’s Web site.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With more than 3,400 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of DineEquity, Inc.’s (the “Company”) strategic growth plan; the availability of suitable locations and terms for sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with the Company’s indebtedness; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; potential litigation and associated costs; continuing acceptance of the International House of Pancakes (“IHOP”) and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

Non-GAAP Financial Measures

This news release includes references to the Company’s “net income (loss) available to common stockholders, excluding impairment and closure charges, gain on extinguishment of debt, amortization of intangible assets, non-cash interest expense and (loss) gain on disposition of assets” and the non-GAAP financial measures “EBITDA” and “free cash flow.”  The former is computed for a given period by deducting from net income (loss) available to common stockholders for such period the effect of any impairment and closure charges, any gain related to debt extinguishment, any intangible asset amortization, any non-cash interest expense and any gain or loss related to the disposition of assets incurred in such period.  This is presented on an aggregate basis and a per share (diluted) basis.  For the latter, the Company defines “EBITDA” for a given period as income before income taxes (including gain on extinguishment of debt) less interest expense, depreciation and amortization, impairment and closure charges, stock-based compensation, gain/loss on sale of assets and non-cash amounts related to a captive insurance subsidiary.  “EBITDAR” for a given period is defined as EBITDA plus annualized operating lease expense (Rent).   “Free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable (“long-term notes receivable”), less dividends paid and capital expenditures.  Management utilizes EBITDA for debt covenant purposes and free cash flow to determine the amount of cash remaining for general corporate and strategic purposes after the receipts from long-term notes receivable, and the funding of operating activities, capital expenditures and preferred dividends.  Management believes this information is helpful to investors to determine the Company’s adherence to debt covenants and the Company’s cash available for these purposes.  EBITDA and free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

[Financial Tables to Follow]

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues
Franchise revenues	$93,276	$88,547	$372,198	$353,331
Company restaurant sales	221,871	228,891	890,020	1,103,228
Rental income	34,663	32,852	133,845	131,347
Financing revenues	5,395	5,235	17,899	25,722
Total revenues	355,205	355,525	1,413,962	1,613,628
Costs and Expenses
Franchise expenses	24,845	26,227	102,256	96,243
Company restaurant expenses	193,123	205,491	766,466	978,197
Rental expenses	24,222	24,299	97,303	98,057
Financing expenses	10	1,101	370	7,314
General and administrative expenses	41,454	43,617	158,469	182,239
Interest expense	46,862	50,443	186,473	203,141
Impairment and closure charges	98,622	170,732	105,094	240,630
Amortization of intangible assets	3,250	3,076	12,306	12,132
Gain on extinguishment of debt	(6,875)	(12,808)	(45,678)	(15,242)
(Gain) loss on disposition of assets	306	691	(6,947)	259
Other expense (income), net	249	968	1,266	(1,185)
Total costs and expenses	426,068	513,837	1,377,378	1,801,785
Income (loss) before income taxes	(70,863)	(158,312)	36,584	(188,157)
Provision (benefit) for income taxes	(26,812)	(21,188)	5,175	(33,698)
Net income (loss)	$(44,051)	$(137,124)	$31,409	$(154,459)
Net income (loss)	$(44,051)	$(137,124)	$31,409	$(154,459)
Less: Series A preferred stock dividends	(5,281)	(4,750)	(19,531)	(19,000)
Less: Accretion of Series B preferred stock	(585)	(551)	(2,291)	(2,151)
Less: Net (income) loss allocated to unvested participating restricted stock	1,760	5,476	(351)	6,417
Net income (loss) available to common stockholders	$(48,157)	$(136,949)	$9,236	$(169,193)
Net income (loss) available to common stockholders per share
Basic	$(2.84)	$(8.15)	$0.55	$(10.09)
Diluted	$(2.84)	$(8.15)	$0.55	$(10.09)
Weighted average shares outstanding
Basic	16,953	16,799	16,917	16,764
Diluted	16,953	16,799	16,917	16,764
Dividends declared per common share	—	$0.25	—	$1.00
Dividends paid per common share	—	$0.25	—	$1.00

DINEEQUITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$82,314	$114,443
Restricted cash	72,690	83,355
Receivables, net	104,690	117,930
Inventories	12,236	10,959
Prepaid income taxes	7,702	15,734
Prepaid gift cards	19,878	15,375
Prepaid expenses	13,425	1,692
Deferred income taxes	15,444	27,504
Assets held for sale	8,765	11,861
Total current assets	337,144	398,853
Non-current restricted cash	48,173	53,395
Restricted assets related to captive insurance subsidiary	4,344	5,849
Long-term receivables	259,775	277,106
Property and equipment, net	771,372	824,482
Goodwill	697,470	697,470
Other intangible assets, net	849,552	956,036
Other assets, net	133,038	148,026
Total assets	$3,100,868	$3,361,217

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$25,200	$15,000
Accounts payable	31,729	48,983
Accrued employee compensation and benefits	37,397	44,299
Gift card liability	105,465	95,532
Accrued financing costs	—	20,071
Other accrued expenses	54,549	55,249
Accrued interest payable	3,627	3,580
Total current liabilities	257,967	282,714
Long-term debt, less current maturities	1,637,198	1,853,367
Financing obligations, less current maturities	309,415	318,651
Capital lease obligations, less current maturities	152,758	161,310
Deferred income taxes	369,127	395,448
Other liabilities	117,449	119,910
Total liabilities	2,843,914	3,131,400
Preferred stock, Series A	187,050	187,050
Total stockholders’ equity	69,904	42,767
Total liabilities and stockholders’ equity	$3,100,868	$3,361,217

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2009	2008
Cash flows from operating activities
Net income (loss)	$31,409	$(154,459)
Adjustments to reconcile net income (loss) to cash flows provided by operating activities
Depreciation and amortization	65,379	72,934
Non-cash interest expense	39,422	39,083
Gain on extinguishment of debt	(45,678)	(15,242)
Impairment and closure charges	105,094	240,630
Deferred income taxes	(19,875)	(65,226)
Stock-based compensation expense	10,710	12,089
Tax benefit from stock-based compensation	531	1,864
Excess tax benefit from stock options exercised	(48)	(315)
Gain on disposition of assets	(6,947)	259
Other	(5,816)	1,172
Changes in operating assets and liabilities
Receivables	11,607	(2,441)
Inventories	(1,474)	182
Prepaid expenses	(25,273)	(146)
Accounts payable	(14,867)	(23,749)
Accrued employee compensation and benefits	(8,119)	(11,609)
Gift card liability	7,180	18,480
Other accrued expenses	14,613	(2,667)
Cash flows provided by operating activities	157,848	110,839
Cash flows from investing activities
Additions to property and equipment	(15,372)	(31,765)
(Additions) reductions to long-term receivables	2,528	(4,743)
Payment of accrued acquisition costs	—	(10,261)
Collateral released by captive insurance subsidiary	1,549	4,559
Proceeds from sale of property and equipment and assets held for sale	15,777	61,137
Principal receipts from notes and equipment contracts receivable	15,025	15,797
Other	(672)	471
Cash flows provided by investing activities	18,835	35,195
Cash flows from financing activities
Proceeds from issuance of long-term debt	10,000	35,000
Proceeds from financing obligations	—	370,502
Repayment of long-term debt	(173,777)	(421,325)
Principal payments on capital lease and financing obligations	(16,160)	(9,854)
Dividends paid	(24,091)	(33,362)
Proceeds from stock options exercised	324	989
Excess tax benefit from stock options exercised	48	315
Payment of accrued debt issuance costs	(20,300)	(48,902)
Restricted cash related to securitization	15,878	49,216
Other	(734)	(1,008)
Cash flows used in financing activities	(208,812)	(58,429)
Net change in cash and cash equivalents	(32,129)	87,605
Cash and cash equivalents at beginning of year	114,443	26,838
Cash and cash equivalents at end of year	$82,314	$114,443

DINEEQUITY, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of (i) net income (loss) available to common stockholders to (ii) net income (loss) available to common stockholders excluding impairment and closure charges, gain on extinguishment of debt, amortization of intangible assets, non-cash interest expense and loss (gain) on disposition of assets, and related per share data:

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net (loss) income available to common stockholders, as reported	$(48,157)	$(136,949)	$9,236	$(169,193)
Impairment and closure charges	98,622	170,732	105,094	240,630
Gain on extinguishment of debt	(6,875)	(12,808)	(45,678)	(15,242)
Amortization of intangible assets	3,250	3,076	12,306	12,132
Non-cash interest expense	10,084	10,136	39,422	39,083
Loss (gain) on disposition of assets	306	691	(6,947)	259
Income tax (provision) benefit	(41,944)	(22,862)	(41,470)	(64,036)
Net income allocated to unvested participating restricted stock	(2,237)	(5,728)	(2,294)	(7,773)
Net income available to common stockholders, as adjusted	$13,049	$6,288	$69,669	$35,860
Diluted net income available to common stockholders per share:
Net (loss) income available to common stockholders per share, as reported	$(2.84)	$(8.15)	$0.55	$(10.09)
Impairment and closure charges per share	5.52	10.16	5.92	14.35
Gain on extinguishment of debt per share	(0.38)	(0.76)	(2.57)	(0.91)
Amortization of intangible assets per share	0.18	0.18	0.69	0.72
Non-cash interest expense per share	0.56	0.60	2.22	2.33
Loss (gain) on disposition of assets per share	0.02	0.04	(0.39)	0.02
Income tax (provision) benefit per share	(2.35)	(1.36)	(2.33)	(3.82)
Net income allocated to unvested participating restricted stock per share	(0.13)	(0.34)	(0.13)	(0.46)
Per share effect of dilutive calculation adjustments	0.18	—	0.10	—
Diluted net income available to common stockholders per share, as adjusted	$0.76	$0.37	$4.06	$2.14

Numerator for basic EPS-income available to common stockholders, as adjusted	$13,049	$6,288	$69,669	$35,860
Effect of unvested participating restricted stock using the two-class method	24	—	123	—
Effect of dilutive securities:
Stock options	—	—	—	—
Convertible Series B preferred stock	585	—	2,291	—
Numerator for diluted EPS-income available to common stockholders after assumed conversions, as adjusted	$13,658	$6,288	$72,083	$35,860

Denominator for basic EPS-weighted-average shares	16,953	16,799	16,917	16,764
Effect of dilutive securities:
Stock options	354	—	275	—
Convertible Series B preferred stock	573	—	573	—
Denominator for diluted EPS-weighted-average shares and assumed conversions	17,880	16,799	17,765	16,764

DINEEQUITY, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

(In thousands)

(Unaudited)

Reconciliation of (i) income before income taxes to (ii) EBITDA and to (ii) EBITDAR:

Trailing Twelve Months Ended December 31, 2009

Income before income taxes (including gain on extinguishment of debt)	$36,584
Interest expense	207,297
Depreciation and amortization	65,378
Impairment and closure charges	105,094
Stock-based compensation	10,710
Gain on sale of assets	(7,087)
Non-cash amounts related to captive insurance subsidiary	261
EBITDA	418,237
Annualized operating lease expense	98,433
EBITDAR	$516,670

Reconciliation of the Company’s cash provided by operating activities to free cash flow:

	Year Ended December 31,
	2009	2008
Cash flows from operating activities	$157,848	$110,839
Receipts from long-term notes receivable	15,025	15,797
Dividends paid	(24,091)	(33,362)
Capital expenditures	(15,372)	(31,765)
Free cash flow	$133,410	$61,509

DINEEQUITY, INC. AND SUBSIDIARIES

RESTAURANT DATA

The following table sets forth, for the three-month and twelve-month periods ended December 31 of the current year and prior year, information regarding the percentage change in sales at effective restaurants in the IHOP and Applebee’s systems compared to the same periods in the prior year. “Effective restaurants” are the number of restaurants in a given period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP and Applebee’s system, which includes restaurants owned by the Company, as well as those owned by franchisees and area licensees. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, as well as rental payments under leases that are usually based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(unaudited)
Applebee’s Restaurant Data
Effective restaurants(a)
Franchise	1,605	1,555	1,595	1,504
Company	399	442	401	486
Total	2,004	1,997	1,996	1,990
System-wide(b)
Domestic sales percentage change(c)	5.2%	(3.4)%	(2.1)%	(0.4)%
Domestic same-store sales percentage change(d)	(4.5)%	(4.6)%	(4.5)%	(2.2)%
Franchise(b)(e)
Domestic sales percentage change(c)(g)	7.5%	1.7%	3.6%	1.6%
Domestic same-store sales percentage change(d)	(4.6)%	(4.7)%	(4.4)%	(2.4)%
Domestic average weekly unit sales (in thousands)	$42.7	$43.9	$45.3	$47.2
Company
Domestic sales percentage change(c)(g)	(3.2)%	(18.3)%	(19.7)%	(6.1)%
Domestic same-store sales percentage change(d)	(3.9)%	(4.2)%	(4.8)%	(1.3)%
Domestic average weekly unit sales (in thousands)	$39.0	$39.2	$41.1	$43.1

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(unaudited)
IHOP Restaurant Data
Effective restaurants(a)
Franchise	1,266	1,206	1,245	1,189
Company	12	11	11	10
Area license	163	159	161	158
Total	1,441	1,376	1,417	1,357
System-wide(b)
Sales percentage change(c)	9.4%	3.6%	5.6%	5.5%
Domestic same-store sales percentage change(d)	(3.1)%	(1.0)%	(0.8)%	1.5%
Franchise(b)(e)
Sales percentage change(c)	10.9%	3.4%	6.3%	5.9%
Same-store sales percentage change(d)	(3.2)%	(1.0)%	(0.8)%	1.5%
Average weekly unit sales (in thousands)	$33.9	$34.4	$35.1	$35.2
Company(f)	n.m.	n.m.	n.m.	n.m.
Area License(h)
Sales percentage change(c)	(5.1)%	6.2%	(1.6)%	3.1%

(a)               “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP system, which includes restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)              “System-wide sales” are retail sales of Applebee’s and IHOP restaurants operated by franchisees and IHOP restaurants operated by area licensees as reported to the Company, in addition to retail sales at Company-operated restaurants.. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company.

(c)               “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal year compared to the prior fiscal year for all restaurants in that category. The fourth quarter and fiscal year ended December 31, 2009 contained 14 and 53 weeks, respectively, while the fourth quarter and fiscal year ended December 31, 2008 contained 13 and 52 weeks, respectively.

(d)              “Same-store sales percentage change” reflects the percentage change in sales, in any given fiscal year compared to the prior fiscal year, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants open throughout both fiscal periods being compared will be different from period to period. Same-store sales percentage change does not include data on IHOP restaurants located in Florida.

(e)             IHOP franchise restaurant sales were $598.7 million and $2.3 billion for the fourth quarter and fiscal year ended December 31, 2009, respectively. IHOP franchise restaurant sales were $539.7 million and $2.2 billion for the fourth quarter and fiscal year ended December 31, 2008, respectively. Applebee’s domestic franchise restaurant sales were $878.1 million and $3.5 billion for the fourth quarter and fiscal year ended December 31, 2009, respectively. Applebee’s domestic franchise restaurant sales were $817.1 million and $3.4 billion for the fourth quarter and fiscal year ended December 31, 2008, respectively.

(f)               Sales percentage change and same-store sales percentage change for IHOP company-operated restaurants are not meaningful due to the relatively small number and test-market nature of the restaurants, along with the periodic inclusion of restaurants reacquired from franchisees that are temporarily operated by the Company.

(g)            The sales percentage change for Applebee’s franchise and company-operated restaurants is impacted by the franchising of 103 company-operated restaurants during 2008 and seven company-operated restaurants in 2009.

(h)              IHOP area license restaurants are located in Florida and Georgia in the U.S and in British Columbia, Canada. Sales at IHOP area license restaurants were $52.3 million and $214.9 million for the fourth quarter and fiscal year ended December 31, 2009, respectively. Sales at IHOP area license restaurants were $55.2 million and $218.4 million for the fourth quarter and fiscal year ended December 31, 2008, respectively.

DINEEQUITY, INC. AND SUBSIDIARIES

RESTAURANT DATA

The following table summarizes our restaurant development activity:

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(unaudited)
Applebee’s Restaurant Development Activity
Beginning of period	2,002	1,997	2,004	1,976
New openings
Company-developed	—	—	—	1
Franchisee-developed	10	14	33	48
Total new openings	10	14	33	49
Closings
Company	—	—	—	(3)
Franchise	(4)	(7)	(29)	(18)
End of period	2,008	2,004	2,008	2,004
Summary-end of period
Franchise	1,609	1,598	1,609	1,598
Company	399	406	399	406
Total	2,008	2,004	2,008	2,004

IHOP Restaurant Development Activity
Beginning of period	1,433	1,375	1,396	1,344
New openings
Company-developed	1	1	1	1
Franchisee-developed	26	22	69	65
Area license	2	3	6	5
Total new openings	29	26	76	71
Closings
Company	—	—	—	(1)
Franchise	(6)	(5)	(14)	(16)
Area license	—	—	(2)	(2)
End of period	1,456	1,396	1,456	1,396
Summary-end of period
Franchise	1,279	1,225	1,279	1,225
Company	13	11	13	11
Area license	164	160	164	160
Total	1,456	1,396	1,456	1,396